EXHIBIT d.5

                          PHOENIX MULTI-PORTFOLIO FUND
                     PHOENIX INTERNATIONAL STRATEGIES FUND

                             SUBADVISORY AGREEMENT
                             ---------------------

















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                          PHOENIX MULTI-PORTFOLIO FUND
                      PHOENIX INTERNATIONAL STRATEGIES FUND

                              SUBADVISORY AGREEMENT
                              ---------------------

                                                                    July 1, 2005

New Star Institutional Managers Limited
1 Kinghtsbridge Green
London  SW1X 7NE

RE: SUBADVISORY AGREEMENT

Ladies and Gentlemen:

Phoenix Multi-Portfolio Fund (the "Fund") is a diversified open-end investment company of the series type registered under the Investment Company Act of 1940 (the "Act"), and is subject to the rules and regulations promulgated thereunder. The shares of the Fund are offered or may be offered in several series, including the Phoenix International Strategies Fund (formerly known as Phoenix -Aberdeen International Fund) (collectively, sometimes hereafter referred to as the "Series").

Phoenix Investment Counsel, Inc. (the "Adviser") evaluates and recommends series advisers for the Series and is responsible for the day-to-day management of the Series.

1. Employment as a Subadviser. The Adviser, being duly authorized, hereby employs New Star Institutional Managers Limited (the "Subadviser") as a discretionary series adviser to invest and reinvest that discrete portion of the assets of the Series designated by the Adviser on the terms and conditions set forth herein. The services of the Subadviser hereunder are not to be deemed exclusive; the Subadviser may render services to others and engage in other activities that do not conflict in any material manner in the Subadviser's performance hereunder. The Subadviser is regulated by the UK Financial Services Authority in the conduct of its regulated activities. The Adviser is classified as an Intermediate Customer within the meaning of the Financial Services and Markets Act 2000 and the Subadviser will provide its services hereunder on that basis.

2. Acceptance of Employment; Standard of Performance. The Subadviser accepts its employment as a discretionary series adviser of the Series and agrees to use its best professional judgment to make investment decisions for the Series in accordance with the provisions of this Agreement and as set forth in Schedule D attached hereto and made a part hereof.

3. Services of Subadviser. In providing management services to the Series, the Subadviser shall be subject to the investment objectives, policies and restrictions of the Fund as they apply to the Series and as set forth in the Fund's then current prospectus ("Prospectus") and statement of additional information ("Statement of Additional Information") filed with the


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    Securities and Exchange Commission (the "SEC") as part of the Fund's
    Registration Statement, as may be periodically amended and provided to the Subadviser by the Adviser, and to the investment restrictions set forth in the Act and the Rules thereunder, to the supervision and control of the Trustees of the Fund (the "Trustees"), and to instructions from the Adviser. The Subadviser shall not, without the Fund's prior written approval, effect any transactions that would cause the Series at the time of the transaction to be out of compliance with any of such restrictions or policies.

4. Transaction Procedures. All series transactions for the Series shall be consummated by payment to, or delivery by, the Custodian(s) from time to time designated by the Fund (the "Custodian"), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Series. The Subadviser shall not have possession or custody of such cash and/or securities or any responsibility or liability with respect to such custody. The Subadviser shall advise the Custodian and confirm in writing to the Fund all investment orders for the Series placed by it with brokers and dealers at the time and in the manner set forth in Schedule A hereto (as amended from time to time). The Fund shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Subadviser. The Fund shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Subadviser shall have no responsibility or liability with respect to custodial arrangements or the act, omissions or other conduct of the Custodian.

5. Allocation of Brokerage. The Subadviser shall have authority and discretion to select brokers and dealers to execute Series transactions initiated by the Subadviser, and to select the markets on or in which the transactions will be executed.

    A. In placing orders for the sale and purchase of Series securities for the Fund, the Subadviser's primary responsibility shall be to seek the best execution of orders at the most favorable prices. However, this responsibility shall not obligate the Subadviser to solicit competitive bids for each transaction or to seek the lowest available commission cost to the Fund, so long as the Subadviser reasonably believes that the broker or dealer selected by it can be expected to obtain a "best execution" market price on the particular transaction and determines in good faith that the commission cost is reasonable in relation to the value of the brokerage and research services (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) provided by such broker or dealer to the Subadviser, viewed in terms of either that particular transaction or of the Subadviser's overall responsibilities with respect to its clients, including the Fund, as to which the Subadviser exercises investment discretion, notwithstanding that the Fund may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

    B. The Subadviser may manage other portfolios and expects that the Fund and other portfolios it manages will, from time to time, purchase or sell the same securities. The Subadviser may aggregate orders for the purchase or sale of securities on behalf


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        of the Fund with orders on behalf of other portfolios the Subadviser manages. Securities purchased or proceeds of securities sold through aggregated orders shall be allocated to the account of each portfolio managed by the Subadviser that bought or sold such securities at the average execution price. If less than the total of the aggregated orders is executed, purchased securities or proceeds shall generally be allocated pro rata among the participating portfolios in proportion to their planned participation in the aggregated orders.

    C. The Subadviser shall not execute any Series transactions for the Series with a broker or dealer that is an "affiliated person" (as defined in the Act) of the Fund, the Subadviser or the Adviser without the prior written approval of the Fund. The Fund shall provide the Subadviser with a list of brokers and dealers that are "affiliated persons" of the Fund or the Adviser.

6. Proxies. The Subadviser, or a third party designee acting under the authority and supervision of the Subadviser, shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the assets of the Series. Unless the Adviser or the Fund gives the Subadviser written instructions to the contrary, the Subadviser will, in compliance with the proxy voting procedures of the Series then in effect, vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which assets of the Series may be invested. The Adviser shall cause the Custodian to forward promptly to the Subadviser all proxies upon receipt, so as to afford the Subadviser a reasonable amount of time in which to determine how to vote such proxies. The Subadviser agrees to provide the Adviser in a timely manner with a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Series to file Form N-PX as required by Rule 30b1-4 under the Act.

7. Prohibited Conduct. In providing the services described in this Agreement, the Subadviser will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Phoenix Investment Partners, Ltd. regarding transactions for the Fund in securities or other assets. In addition, the Subadviser shall not, without the prior written consent of the Fund and the Adviser, delegate any obligation assumed pursuant to this Agreement to any affiliated or unaffiliated third party save that the Subadviser shall be entitled to sub-contract trade matching, trade distribution and foreign exchange settlement instructions (the "Sub-Contracted Services") to HSBC Institutional Fund Services Limited, in which case the Subadviser shall remain primarily liable to the Adviser for the provision of the Sub-Contracted Services for all the purposes of this Agreement notwithstanding that such services shall be provided by HSBC Institutional Fund Services Limited.

8.  Information and Reports.
    -----------------------

    A. The Subadviser shall keep the Fund and the Adviser informed of developments relating to its duties as subadviser of which the Subadviser has, or should have, knowledge that would materially affect the Series. In this regard, the Subadviser shall provide the Fund, the Adviser and their respective officers with such periodic


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        reports concerning the obligations the Subadviser has assumed under this
        Agreement as the Fund and the Adviser may from time to time reasonably request. In addition, prior to each meeting of the Trustees, the Subadviser shall provide the Adviser and the Trustees with reports regarding the Subadviser's management of the Series during the most recently completed quarter, to include written communication that the Series is in compliance with its investment objectives and practices, the Act and applicable rules and regulations under the Act, and the requirements of Subchapter M under the Internal Revenue Code of 1986, as amended, and otherwise in such form as may be mutually agreed upon by the Subadviser and the Adviser.

    B. Each of the Adviser and the Subadviser shall provide the other party with a list, to the best of the Adviser's or the Subadviser's respective knowledge, of each affiliated person (and any affiliated person of such of affiliated person) of the Adviser or the Subadviser, as the case may be, and each of the Adviser and the Subadviser agrees promptly to update such list whenever the Adviser or the Subadviser becomes aware of any changes that should be added to or deleted from the list of affiliated persons.

    C. The Subadviser shall also provide the Adviser with any information reasonably requested regarding its management of the Series required for any shareholder report, amended registration statement, or Prospectus supplement to be filed by the Fund with the SEC.

9. Fees for Services. The compensation of the Subadviser for its services under this Agreement shall be calculated and paid by the Adviser in accordance with the attached Schedule C. Pursuant to the Investment Advisory Agreement between the Fund and the Adviser, the Adviser is solely responsible for the payment of fees to the Subadviser.

10. Limitation of Liability. The Subadviser shall not be liable for any action taken, omitted or suffered to be taken by it in its best professional judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with specific directions or instructions from the Fund, provided, however, that such acts or omissions shall not have constituted a breach of the investment objectives, policies and restrictions applicable to the Series and that such acts or omissions shall not have resulted from the Subadviser's willful misfeasance, bad faith or gross negligence, a violation of the standard of care established by and applicable to the Subadviser in its actions under this Agreement or a breach of its duty or of its obligations hereunder (provided, however, that the foregoing shall not be construed to protect the Subadviser from liability under the Act).

11. Confidentiality. Subject to the duty of the Subadviser and the Fund to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Series and the actions of the Subadviser and the Fund in respect thereof.

12. Assignment. This Agreement shall terminate automatically in the event of its assignment, as that term is defined in Section 2(a)(4) of the Act. The Subadviser shall notify the Fund


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    in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Fund to consider whether an assignment as defined in Section 2(a)(4) of the Act will occur, and to take the steps necessary to enter into a new contract with the Subadviser.

13. Representations, Warranties and Agreements of the Subadviser. The Subadviser represents, warrants and agrees that:

    A. It is registered as an "Investment Adviser" under the Investment Advisers Act of 1940, as amended ("Advisers Act").

    B. It will maintain, keep current and preserve on behalf of the Fund, in the manner required or permitted by the Act and the Rules thereunder including the records identified in Schedule B (as Schedule B may be amended from time to time). The Subadviser agrees that such records are the property of the Fund, and shall be surrendered to the Fund or to the Adviser as agent of the Fund promptly upon request of either. The Fund acknowledges that Subadviser may retain copies of all records required to meet the record retention requirements imposed by law and regulation.

    C. It shall maintain a written code of ethics (the "Code of Ethics") complying with the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-l under the Act and shall provide the Fund and the Adviser with a copy of the Code of Ethics and evidence of its adoption. It shall institute procedures reasonably necessary to prevent Access Persons (as defined in Rules 204A-1 and 17j-1) from violating its Code of Ethics. Each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Subadviser shall certify to the Fund and to the Adviser that the Subadviser has complied with the requirements of Rules 204A-1 and 17j-l during the previous calendar quarter and that there has been no violation of its Code of Ethics, or if such a violation has occurred, that appropriate action was taken in response to such violation. Annually, the Subadviser shall furnish a written report which complies with the requirements of Rules 204A-1(b) and 17j-1 concerning the Subadviser's Code of Ethics to the Fund and the Adviser. The Subadviser shall permit the Fund and the Adviser to examine the reports required to be made by the Subadviser under Rules 204A-1(b) and 17j-l(d)(1) and this subparagraph.

    D. It has adopted and implemented, and throughout the term of this Agreement shall maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by the Subadviser and its supervised persons, and, to the extent the activities of the Subadviser in respect to the Fund could affect the Fund, by the Fund, of "federal securities laws" (as defined in Rule 38a-1 under the Act), and that the Subadviser has provided the Fund with true and complete copies of its policies and procedures (or summaries thereof) and related information requested by the Fund. The Subadviser agrees to cooperate with periodic reviews by the Fund's compliance personnel of the Subadviser's policies and procedures, their operation and implementation and other compliance matters and to provide to the Fund from time to time such additional information and certifications in respect of the


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        Subadviser's policies and procedures, compliance by the Subadviser with federal securities laws and related matters and the Fund's compliance personnel may reasonably request. The Subadviser agrees to promptly notify the Adviser of any material compliance violations which affect the Series.

    E. Reference is hereby made to the Declaration of Trust dated August 17, 2000 establishing the Fund, a copy of which has been filed with the Secretary of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed with the Secretary of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The name "Phoenix Multi-Portfolio Fund" refers to the Trustees under said Declaration of Trust, as Trustees and not personally, and no Trustee, shareholder, officer, agent or employee of the Fund shall be held to any personal liability in connection with the affairs of the Fund; only the trust estate under said Declaration of Trust is liable. Without limiting the generality of the foregoing, neither the Subadviser nor any of its officers, directors, partners, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, Trustee, officer, agent or employee of the Fund or of any successor of the Fund, whether such liability now exists or is hereafter incurred for claims against the trust estate.

14. Amendment. This Agreement may be amended at any time, but only by written agreement among the Subadviser, the Adviser and the Fund, which amendment, other than amendments to Schedules A, B, and D, is subject to the approval of the Trustees and the shareholders of the Fund as and to the extent required by the Act.

15. Effective Date; Term. This Agreement shall become effective on the date set forth on the first page of this Agreement, and shall continue in effect until November 30, 2006. The Agreement shall continue from year to year thereafter only so long as its continuance has been specifically approved at least annually by the Trustees in accordance with Section 15(a) of the Act, and by the majority vote of the disinterested Trustees in accordance with the requirements of Section 15(c) thereof.

16. Termination. This Agreement may be terminated by any party, without penalty, immediately upon written notice to the other parties in the event of a breach of any provision thereof by a party so notified, or otherwise upon thirty (30) days' written notice to the other parties, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the other parties. In particular, termination of this Agreement shall be without prejudice to the completion of transactions already initiated which will be completed by the Subadviser as soon as practicable.

17. Applicable Law. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.


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18. Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

19. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered personally or by overnight delivery service or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile addressed to the parties at their respective addresses set forth below, or at such other address as shall be designated by any party in a written notice to the other party.

    (a) To Phoenix at:

           Phoenix Investment Counsel, Inc.
           56 Prospect Street
           Hartford, CT 06115
           Attn:  John H. Beers, Vice President and Clerk
           Telephone:  (860) 403-5050
           Facsimile:  (860) 403-7251
           Email:  john.beers@phoenixwm.com

    (b) To New Star Institutional Mangers Limited at:

           1 Knightsbridge Green
           London
           SW1X 7NE
           Attn: Anna Kirk
           Telephone:  011 44 207 225 9259
           Facsimile:  011 44 207 225 9359
           Email:  akirk@newstaram.com

20. Certifications. The Subadviser hereby warrants and represents that it will, to the extent that it is reasonably able, provide the requisite certifications requested by the chief executive officer and chief financial officer of the Fund necessary for those named officers to fulfill their reporting and certification obligations on Form N-CSR as required under the Sarbanes-Oxley Act of 2002. The Subadviser and Adviser shall co-coperate in good faith after the signing of this agreement to mutually agree to a form of certification acceptable to both parties

21. Indemnification. The Adviser agrees to indemnify and hold harmless the Subadviser and the Subadviser's directors, officers, employees and agents from and against any and all losses, liabilities, claims, damages, and expenses whatsoever, including reasonable attorneys' fees (collectively, "Losses"), arising out of or relating to (i) any breach by the Adviser of any provision of this Agreement; (ii) the negligence, willful misconduct, bad faith, or breach of fiduciary duty of the Adviser; (iii) any violation by the Adviser of any


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    law or regulation relating to its activities under this Agreement; and (iv)
    any dispute between the Adviser and any Fund shareholder, except to the extent that such Losses result from the gross negligence, willful misconduct, bad faith, or breach of fiduciary duty of the Subadviser.

                            [signature page follows]


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                                      PHOENIX EQUITY TRUST

                                      By: /s/ Francis G. Waltman
                                          -------------------------------------
                                          Name:  Francis G. Waltman
                                          Title: Senior Vice President

                                     PHOENIX INVESTMENT COUNSEL, INC.

                                      By: /s/ John H. Beers
                                          -------------------------------------
                                          Name:  John H. Beers
                                          Title: Vice President and Clerk

ACCEPTED:

NEW STAR INSTITUTIONAL MANAGERS, LTD.

By:  /s/ Mark S. Beale
     -----------------------------
     Name:  Mark S. Beale
     Title: Director

SCHEDULES:        A.    Operational Procedures
                  B.    Record Keeping Requirements
                  C.    Fee Schedule
                  D.    Subadviser Functions

                            ACKNOWLEDGMENT OF RECEIPT

         I acknowledge receipt of the New Star Institutional Managers Limited Form ADV, Part II and the Disclosure Statement regarding the relationship between New Star Institutional Managers Limited and Frontier Partners, Inc., having received these at the time of solicitation and at least forty-eight hours prior to the signing of a contract.

Acknowledged   /s/ Francis G. Waltman                     Date June 30, 2005
               ---------------------------------------         -------------

Title    Senior Vice President
         ---------------------------------------------


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                                   SCHEDULE A
                                   ----------

                             OPERATIONAL PROCEDURES

In order to minimize operational problems, it will be necessary for a flow of information to be supplied to Brown Brothers Harriman & Co. (the "Custodian") and PFPC, Inc., (the "Sub-Accounting Agent") for the Fund.

The Subadviser must furnish the Custodian and the Sub-Accounting Agent, with daily information as to executed trades, or, if no trades are executed, with a report to that effect, no later than 5 p.m. (Eastern Standard time) on the day of the trade (subject to confirmation received from broker). The necessary information can be sent via facsimile machine to the Custodian and the Sub-Accounting Agent. Information provided to the Custodian and the Sub-Accounting Agent shall include the following:

     1.  Purchase or sale;
     2.  Security name;
     3.  CUSIP number, ISIN or Sedols (as applicable);
     4.  Number of shares and sales price per share;
     5.  Executing broker;
     6.  Settlement agent;
     7.  Trade date;
     8.  Settlement date;
     9.  Aggregate commission or if a net trade;
     10. Interest purchased or sold from interest bearing security;
     11. Other fees;
     12. Net proceeds of the transaction;
     13. Exchange where the trade was executed (applicable only to derivative instruments); and
     14. Trade commission reason:  best execution, soft dollar or research.

When opening accounts with brokers for, and in the name of, the Fund, the account must be a cash account. No margin accounts are to be maintained in the name of the Fund. Delivery instructions are as specified by the Custodian. The Custodian will supply the Subadviser daily with a cash availability report via access to the Custodian website, or by email or facsimile and the Sub-Accounting Agent will provide a five day cash projection. This will normally be done by facsimile machine so that the Subadviser will know the amount available for investment purposes.

The Subadviser acknowledges that securities lending activity may be carried out on this account by parties engaged by the Adviser. The Subadviser will be provided in writing with the time requirements for reporting sales of securities to the Custodian in order that timely notice to obtain the return of loaned securities may be given. The Subadviser shall use its best efforts to comply with such time requirements.


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                                   SCHEDULE B
                                   ----------

                   RECORDS TO BE MAINTAINED BY THE SUBADVISER

1. (Rule 31a-1(b)(5)) A record of each brokerage order, and all other series purchases and sales, given by the Subadviser on behalf of the Fund for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

    A. The name of the broker;
    B. The terms and conditions of the order and of any modifications or cancellations thereof;
    C. The time of entry or cancellation;
    D. The price at which executed;
    E. The time of receipt of a report of execution; and
    F. The name of the person who placed the order on behalf of the Fund.

2.  (Rule 31a-1(b)(9)) A record for each fiscal quarter, completed within ten
    (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of series securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

    A. Shall include the consideration given to:

       (i)   The sale of shares of the Fund by brokers or dealers.
       (ii)  The supplying of services or benefits by brokers or dealers to:
             (a) The Fund,
             (b) The Adviser,
             (c) The Subadviser, and
             (d) Any person other than the foregoing.
       (iii) Any other consideration other than the technical qualifications of the brokers and dealers as such.
    B. Shall show the nature of the services or benefits made available.
    C. Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.
    D. The name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.


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3.  (Rule 31a-1(b)(10)) A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of series securities. Where a committee or group makes an authorization, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of series securities and such other information as is appropriate to support the authorization.*

4. (Rule 31a-1(f)) Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under
    Section 204 of the Advisers Act, to the extent such records are necessary or appropriate to record the Subadviser's transactions for the Fund.

5. Records as necessary under Board approved Phoenix Funds' valuation policies and procedures.

---------------------
* Such information might include: current financial information, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendation; i.e., buy, sell, hold) or any internal reports or subadviser review.


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                                   SCHEDULE C
                                   ----------

                                 SUBADVISORY FEE

    (a) For services provided to the Fund, the Adviser will pay to the Subadviser, on or before the 10th day of each month, a fee, payable in arrears, at the annual rate stated below. The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Fund and each Series shall be valued as set forth in the then current registration statement of the Fund.

    (b) The fee to be paid to the Subadviser is the combined average daily net asset value of the Phoenix International Strategies Fund (previously known as Phoenix-Aberdeen International Fund) a series of the Phoenix Multi-Portfolio Fund and the Phoenix Worldwide Strategies Fund (previously known as Phoenix-Aberdeen Worldwide Opportunities Fund) a series of the Phoenix Equity Trust, managed by the Subadviser. The fee is as follows:

          ---------------------------------------------------------------
              AVERAGE DAILY NET ASSETS      ANNUAL RATE PERCENTAGE (%)
          ------------------------------ --------------------------------
           First $100 Million                          0.50%
          ------------------------------ --------------------------------
           Over $100 Million                           0.40%
          ---------------------------------------------------------------


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                                   SCHEDULE D
                                   ----------

                              SUBADVISER FUNCTIONS

   With respect to managing the investment and reinvestment of the Series' assets, the Subadviser shall provide, at its own expense:

   (a) An investment program for the Series consistent with its investment objectives based upon the development, review and adjustment of buy/sell strategies approved from time to time by the Board of Trustees and the Adviser;

   (b) Implementation of the investment program for the Series based upon the foregoing criteria;

   (c) Periodic reports, on at least a quarterly basis, in form and substance acceptable to the Adviser, with respect to: i) compliance with the Code of Ethics and the Fund's code of ethics; ii) compliance with procedures adopted from time to time by the Trustees of the Fund relative to securities eligible for resale under Rule 144A under the Securities Act of 1933, as amended; iii) diversification of Series assets in accordance with the then prevailing Prospectus and Statement of Additional Information pertaining to the Series and governing laws; iv) compliance with governing restrictions relating to the fair valuation of securities for which market quotations are not readily available or considered "illiquid" for the purposes of complying with the Series' limitation on acquisition of illiquid securities; v) any and all other reports reasonably requested in accordance with or described in this Agreement; and, vi) the implementation of the Series' investment program, including, without limitation, analysis of Series performance;

   (d) Promptly after filing with the SEC an amendment to its Form ADV, a copy of such amendment to the Adviser and the Trustees;

   (e) Attendance by appropriate representatives of the Subadviser at meetings requested by the Adviser or Trustees at such time(s) and location(s) as reasonably requested by the Adviser or Trustees; and

   (f) Notice to the Trustees and the Adviser of the occurrence of any event which would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

   (g) Provide reasonable assistance in the valuation of securities including the participation of appropriate representatives at fair valuation committee meetings.

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